Exhibit 4.44

Addendum NR. 1 dated August 15th 2012

To the AMENDED AND RESTATED LOAN AGREEMENT dated August 15th 2012
(the “Loan Agreement”)

made between
Top Ships Inc., a Marshall Islands corporation (the “Borrower”)
and
Laurasia Trading Ltd., a Marshall Islands corporation (the “Lender”)

It is hereby mutually agreed between the Borrower and the Lender that with effect from the date hereof :

A.  Clause 4.1. of the•Loan Agreement dated August 15th, 2012 is replaced with “The Borrower undertakes to repay the Loan in cash, including the principal amount outstanding, accrued interest and fees due to the Lender (including, for the avoidance of doubt, accrued Interest and fees incurred pursuant to the Original Loan Agreements), by August 15, 2013.”

B.  Clause 4.2. to be deleted.

All other terms and conditions of the Loan Agreement remain unchanged and in full force and effect.

[Signature Page Follows]

IN WITNESS hereof the parties to this agreement have caused this agreement to be executed and delivered as of the day and year first above written.

SIGNED for and on behalf of:

Top Ships Inc

By: /s/ Alexandros Isipilos

Name: Alexandros Isipilos

Title: CFO-Director

Witness:

Signature:

Full Name:

Address:

Occupation:

Laurasia Trading Ltd.

By: /s/ Dimosthenis Elegtheriadis

Name: Dimosthenis Elegtheriadis

Title: President/Director

Witness:

Signature:

Full Name:

Address:

Occupation:

SK 23116 0006 1377694